THIS DEBENTURE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS), AS SUCH TERMS ARE DEFINED IN THE REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT, UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

6% CONVERTIBLE DEBENTURE
SCRIPTEL HOLDING, INC.

$90,000.00    December 16, 1996

FOR VALUE RECEIVED, Scriptel Holding, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Goldstream Capital Group Pty Ltd (the "Holder"), in lawful money of the United States of America, the principal sum Ninety Thousand Dollars ($90,000.00) with interest upon the unpaid balance thereon payable at the simple interest rate of six percent (6%) per annum from the date hereof, principal due and payable on the third anniversary of the date of this Notice and interest payable semi-annually in shares of the company's common stock. The principal amount of this 6% Convertible Debenture shall be convertible in whole or in part into shares of Common Stock of the Company ("Common Stock") at the "Conversion Price," as hereinafter defined. For purposes of the foregoing, the "Conversion Price" shall be equal to 60% of the average closing bid price for the Common Stock for the five trading days immediately prior to the Conversion Date (as hereinafter defined); provided, however, that in no event shall the Conversion Price be greater than $1.50 per share. The terms and conditions of this Notice are as follows:

1. No Prepayment. The Company shall not have the right to prepay all or any part of the principal prior to the first anniversary of the date of this Debenture.

2. Right to Convert. Subject to and upon compliance with the provisions of this section this Debenture shall be convertible as follows:

2.1 The Holder of this Debenture (references herein to this Debenture include any new Debenture(s) issued upon partial conversion of this or any new Debenture) shall have the right at the Holder's option, at any time prior to the payment in full of this Debenture, to convert all or any portion of the principal amount of this Debenture into that number of whole shares of Common Stock obtained by dividing the principal amount of this Debenture or portion thereof surrendered for conversion by the then applicable Conversion Price. Said shares shall be issued without restrictive legend and shall be free trading upon the books of the Company provided that the Restricted Period (as that term is defined in Regulation S) shall have elapsed.


2.2 The Company is not required to issue fractional shares upon conversion of the Debenture and in lieu thereof, will pay a cash adjustment based upon the Conversion Price. The conversion rights herein may be exercised by the Holder in whole or in part by delivery to the Company of a duly executed written notice of conversion and the surrender of this Debenture to the Company. The conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery of this Debenture for conversion with such notice and certificate or opinion, if required (the "Conversion Date"), and as of the Conversion Date; the rights of the Holder of this Debenture as such including the right of repayment of the amount of principal so converted and interest thereon which would otherwise accrue after the Conversion Date, shall (to the extent of the principal amount converted) cease; and the Holder shall be entitled to receive the number of shares of Common stock issuable upon such conversion. In the event of the partial conversion of the principal amount of this Debenture, a new Debenture representing the principal amount not canceled shall be promptly issued to the Holder. Any such new Debenture and the certificate or certificates for the shares issuable upon conversion of the Debenture shall be delivered by the Company to the Holder as soon as practicable after the Conversion Date.

2.3 If the Debenture is converted, interest thereon shall be paid through the date of conversion in shares of Common stock based upon the Conversion Price.

3. Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of this Debenture (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Company is a party other than a consolidation or reclassification or change (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or (iii) any sale or conveyance of the properties and assets of the Company as the case may be, the Company shall execute a new Debenture convertible into the kind and amount of shares of stock and other securities, cash or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such Debenture immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

The above provisions of this Section shall similarly apply to successive reclassification, consolidations, mergers and sales.

The Company will not, by amendment of its Articles of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holder of the Debenture against dilution or other impairment.

4. Payment of Taxes. The issue of a stock certificate or certificates on conversion of this Debenture shall be made without charge to the converting Debenture Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of stock in any name other than that of the Holder of this Debenture, and the Company shall not be required to issue or deliver any such stock certificate or certificates unless and until the person or persons requesting the issuance thereof to other than such Holder shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5. Reservation of Shares, Shares to Fully Paid. The Company shall reserve for issuance out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares to provide for the conversion of this Debenture from time to time as this Debenture is presented for conversion.
The Company covenants that all shares of Common Stock which may be issued upon conversion of this Debenture will, upon issue, be fully paid and nonassessable and free from all claims, taxes, liens and charges with respect to the issue thereof.

6. Subordination. To the extent set forth in this Section 6, the indebtedness evidenced by the Debenture will be subordinated to the prior payment in full (including cost of collection) of the principal of and interest charges and fees on all Senior Indebtedness as hereinafter defined.

Upon the maturity of any Senior Indebtedness (by acceleration or otherwise), no payment may be made by the Company in the Debenture until the Senior Indebtedness is paid in full. No payment may be made with respect to the Debenture if, at the time thereof or after giving effect thereto, there exists a default in any payment of the Senior Indebtedness or a default causing or permitting (with the passage of time or giving of notice) the acceleration thereof. In addition, no amounts may be paid to holders of the Debenture until the Senior Indebtedness has been paid in full (including the costs of collection thereof) in the event of accelerations of maturity of the Debenture or certain payments to creditors upon solvency, bankruptcy, reorganization or similar proceedings, a general assignment for the benefit or creditors, or liquidation or other winding up of the Company.

Senior Indebtedness shall mean and include the principal of and premium, if any, and interest on the following, whether outstanding at the date hereof or hereinafter incurred or created: (i) indebtedness of the Company to banks or other financial institutions, (ii) indebtedness of the Company in connection with equipment financing, and (iii) renewals, extensions, restructuring, refinancing or refunding of Senior Indebtedness.

7. Right of Payment Unimpaired. The right of the Holder to receive payment of the principal of and interest on the Debenture, on or after the due day expressed in the Debenture, or to institute suit for the enforcement of any such payment on or after such respective date, shall not be impaired or affected without the consent of the Holder, withstanding any other provision in the Debenture.

8. Notice to Holders Prior to Certain Actions. In case: (a) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or (b) the Company shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or (c) of any reclassification of Common Stock (other than a stock split or reverse stock split of its outstanding Common Stock, or a change in par value, or from par value to no par value or from no par value to par value); or of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or
(d) of the voluntary dissolution, liquidation or winding up of the Company;

the Company shall cause to be mailed to the Holder of this Debenture in accordance with Section 10 hereof as promptly as possible but in any event at least 15 days prior to the applicable record date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of record of the Common Stock to be entitled to such dividend, distribution or rights are to be determined, or
(ii) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

9. Payment and Notice. Payment of principal and interest under this Debenture shall be made by certified bank or cashier's check mailed postage prepaid by certified or registered mail, return receipt requested, and notices shall be given in like manner by one party hereto to the other at the address of the other as follows:

If to the Company: Scriptel Holding, Inc. 4153 Arlingate Plaza Columbus, OH 73228 Attn: Bernard Eckstein

If to the Holder: Goldstream Capital Group Pty Ltd GPO Box 279 Sydney 2001 NSW Australia

The above address specified for a party may be changed or modified by the party from time to time by giving written notice thereof to the other party.

10.  Default Provisions.

10.1 Should an Event of Default, as defined herein, occur and not be cured, the entire amount of principal and accrued interest shall, at the election of Holder, become immediately due and payable. If suit is brought on this Debenture to enforce payment, the Company promises to pay costs of suit and such sum as the court may fix as reasonable attorney's fees. After the occurrence and during the continuance of an Event of Default, the Holder of the Debenture at the time outstanding may declare the principal of the Debenture due and payable.

10.2 An Event of Default shall occur if: (a) The Company shall fail to pay within fifteen (15) days after the date when due, interest or principal with respect to the Debenture; or(b) The Company shall admit in writing its inability to pay its debts generally as they come due or shall become insolvent as the term is defined in the Federal Bankruptcy Code; or (c) The Company shall make an assignment for the benefit of creditors, or shall file any petition or action for relief under any bankruptcy, reorganization or other insolvency law, or shall, with respect to any involuntary petition or action for relief under such laws, file and answer consenting to the relief requested in such petition; or (d) Any involuntary petition shall be filed under any bankruptcy, reorganization or other insolvency statute against the Company, or a receiver, trustee, or similar officer of the court shall be appointed to take possession of all or any substantial part of the Company's properties, unless such petition or appointment is set aside or withdrawn within sixty (60) days from the date of the filing or appointment; or (e) Any of the terms of the debenture have been breached by the Company, written notice of such breach has been given by Holder, and the Company has failed to cure such breach during the thirty (30) days following its receipt of such notice.

11. Attorneys' Fees. In the event of litigation relating to this Debenture, the prevailing party shall be entitled to its actual reasonable attorneys' fees.

12. Waiver of Notice Presentment, Etc. The Company expressly waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Debenture and all other notices of any kind which are not expressly required by the terms of this Debenture, and expressly agrees that this Debenture, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Company hereunder,.

13. Applicable Law and Construction. This Debenture shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Debenture as of the date first above written.

SCRIPTEL HOLDING, INC.

By /s/ B. H. Eckstein
CEO
Name and Title